
<ARTICLE>                  5

<PERIOD-TYPE>                                        12-MOS
<FISCAL-YEAR-END>                                    MAR-31-1998
<PERIOD-END>                                         MAR-31-1998
<CASH>                                               386,059
<SECURITIES>                                         985,849
<RECEIVABLES>                                        12,759
<ALLOWANCES>                                         000
<INVENTORY>                                          000
<CURRENT-ASSETS>                                     000
<PP&E>                                               13,846,553
<DEPRECIATION>                                       000
<TOTAL-ASSETS>                                       31,608,124<F1>
<CURRENT-LIABILITIES>                                000
<BONDS>                                              000
<COMMON>                                             000
<PREFERRED-MANDATORY>                                000
<PREFERRED>                                          000
<OTHER-SE>                                           17,318,079
<TOTAL-LIABILITY-AND-EQUITY>                         31,608,124<F2>
<SALES>                                              000
<TOTAL-REVENUES>                                     2,061,588<F3>
<CGS>                                                000
<TOTAL-COSTS>                                        000
<OTHER-EXPENSES>                                     4,725,770<F4>
<LOSS-PROVISION>                                     000
<INTEREST-EXPENSE>                                   1,012,385
<INCOME-PRETAX>                                      000
<INCOME-TAX>                                         000
<INCOME-CONTINUING>                                  000
<DISCONTINUED>                                       000
<EXTRAORDINARY>                                      1,053,981
<CHANGES>                                            000
<NET-INCOME>                                         (3,950,858)<F5>
<EPS-PRIMARY>                                        (57.48)
<EPS-DILUTED>                                        000

<F1>Included in Total Assets:  Tenant security deposits of $85,340,  Investments in Local Limited Partnerships of $15,959,055, Mortgage escrow deposits of $114,300, Deferred charges, net of $189,076 and Other assets of $29,133.
<F2>Included in Total Liabilities and Equity:  Accounts payable to affiliates of
$602,600, Accounts payable and accrued expenses of $340,574, Mortgage notes payable of $9,720,859, Interest payable of $627,412, Tenant security deposits payable of $84,131, Payable to affiliated developer of $2,482,000 and Minority interest in Local Limited Partnerships of $432,469. <F3>Total Revenue includes:
Rental of $1,831,495, Investment of $108,299 and Other of $121,979. <F4>Included in Other Expenses: Asset management fees, related party of $222,066, Bad debt expense of $176,648 General and administrative of $348,400, Rental operations, exclusive of depreciation of $1,025,546, Property management fees of $122,823, Provision for valuation of rental property of $181,098, Provision for valuation of investment in Local Limited Partnership of $1,880,482,Depreciation of $658,377 and Amortization of $110,330. <F5>Net Loss reflects: Equity in losses of Local Limited Partnerships of $1,405,591, Minority interest in losses of Local Limited Partnerships of $81,241 and loss on liquidation of interests in Local Limited Partnerships of $3,922.

